Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Express-1 Expedited Solutions, Inc:
We consent to the incorporation by reference in the Registration Statement (No. 333-166986) on Form S-8 and the Registration Statement (No. 333-112899) on Form S-3 of Express-1 Expedited Solutions, Inc. of our report dated August 15, 2011, with respect to the consolidated balance sheets of Express-1 Expedited Solutions, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2010, and all related financial statement schedules, which report appears in the August 15, 2011 Current Report on Form 8-K of Express-1 Expedited Solutions, Inc.
(signed) KPMG LLP
Chicago, IL
August 15, 2011